ING [GRAPHIC OMITTED]

AMERICAS
U.S. LEGAL SERVICES


JEFFREY T. PIKE
PARALEGAL
303.860.2530
FAX 303.813.2530
JEFFREY.PIKE@ING-USDENVER.COM




November 30, 200l

INVESCO Funds Group, Inc.
Attn: Karen Hickman
4350 S. Monaco Street, MS 50-307
Denver, CO 80237

RE:  Deregistration of First ING Life Insurance Company of New York

Dear Ms. Hickman:

It has come to our attention that some of the fund companies with which we do business have not been made aware of the deregistration with the Securities and Exchange Commission of First ING Life Insurance Company of New York and its separate account. As a precaution, we are sending out this letter to ensure awareness.

First ING of New York Separate Account Al was deregistered as of January 13, 1999. This deregistration was announced in SEC Release IC-23650. As per section 10 of the Fund Participation Agreement among INVESCO Variable Investment Funds, Inc., INVESCO Funds Group, Inc. and First ING Life Insurance Company of New York dated September 19, 1994, the Agreement has been terminated.

If you have any questions, please feel free to contact this office.

Sincerely,

/s/ Jeffrey T. Pike
-------------------
Jeffrey T. Pike, ACS
/jtp








Denver                                   ING North America Insurance Corporation
I290 Broadway
Denver, CO 80203